EXHIBIT 99.1

                 Starcraft to Record Goodwill Impairment Charge
                              Revises 2004 Guidance

     GOSHEN, Ind., March 31, 2004 - Starcraft Corporation (NASDAQ:STCR) announced today that results for the fiscal second quarter ended March 28, 2004, would include a non-cash charge expected to be in the range of $45 to $55 million for the impairment of goodwill acquired in connection with the Company's merger with Wheel to Wheel Inc. and the acquisition of the additional 50% ownership in its Tecstar operation. The Company's goodwill was generated from a non-cash source (the issuance of 3.55 million shares) on the date of the merger transaction, January 16, 2004. Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, required the Company to value the shares issued in the transaction at the time the terms of the merger were agreed upon and announced, October 2003. Accordingly, the transaction was valued at approximately $38 per share, very close to its all-time share price high. The impairment is a result of the significant change in the Company's stock price of $38 per share at announcement to its current level.

     The Company is currently completing its assessment of goodwill as required under SFAS No. 142, Goodwill and Other Intangible Assets of the Financial Accounting Standards Board ("FASB").

     The charge will be recorded as a non-cash operating expense in Starcraft's financial statements for its fiscal second quarter ending March 28, 2004. This non-cash adjustment has no impact on previously reported revenues or operating income and will not result in any future cash expenditures. "Unfortunately, the accounting rules required us to establish the goodwill value for Wheel to Wheel on our share price when it was near an all-time high and we did not feel it would be appropriate to issue quarterly results without accessing impairment immediately," said Michael H. Schoeffler, Co-CEO and President. "The results of the required accounting for this transaction are a good example of how some accounting standards in this country are not reflective of the results or prospects of a business situation and do not accurately portray our transaction. We remain focused on executing our business strategy and generating real results."

Earnings guidance for fiscal 2004 that the Company provided on February 9, 2004 did not reflect the goodwill impairment charge. In addition, the Company's second quarter sales results were below expectations due to disappointing sales from the Company's Canadian plant. The Company is revising its 2004 revenue guidance down to $185 million. Revised earnings guidance for the fiscal 2004 year is as follows:


                                                                                 Earnings (Loss) Per Share
                                                                                 --------------------------
                                    Net Income (Loss) (000's)                Basic                Fully Diluted
                                    -------------------------                -----                -------------
   After goodwill impairment
      and amortization                  ($48,000) to ($37,500)        ($6.50) to ($5.14)      ($6.50) to ($5.14)

   Before goodwill impairment
     and amortization                    $8,300 to $8,800              $1.10 to $1.15          $1.00 to $1.05

The Company will host a conference call on Thursday, April 1, 2004, at 2:00 pm Eastern Time to discuss the goodwill impairment charge. Investors may participate in the teleconference call by calling 800.299.9086 and providing the conference ID number 45084108. A tape replay of the call will be available two hours after the conclusion of the conference call through April 8, 2004, by dialing 888.286.8010 and providing the replay passcode number 79972800.

Starcraft Corporation is a leading supplier to the OEM automotive supply market. It also supplies after-market parts and accessories to wholesale and retail customers throughout the United States.

This news release contains forward-looking statements regarding Starcraft's business operations and outlook, prospective revenues, earnings and earnings per share. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, level of customer demand, competitive pressures and other important factors detailed in the Company's Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission.